Exhibit 21

WELLCHOICE, INC.

LIST OF SUBSIDIARIES

COMPANY	PLACE OF ORGANIZATION
EHC BENEFITS AGENCY, INC	NEW YORK

EMPIRE HEALTHCHOICE ASSURANCE, INC	NEW YORK

EMPIRE HEALTHCHOICE HMO, INC	NEW YORK

WELLCHOICE HOLDINGS OF NEW YORK, INC	NEW YORK

WELLCHOICE INSURANCE OF NEW JERSEY, INC	NEW JERSEY